EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-144254, 333-144253, 333-144252, 333-85412, 333-85418, and 333-85420) pertaining to the Directors’ Stock Option Plan, Executive Long-Term Stock Incentive Plan, and Employee Stock Option Plan of Monarch Casino & Resort, Inc. of our reports dated March 12, 2009, with respect to the consolidated financial statements and schedule of Monarch Casino & Resort, and the effectiveness of internal control over financial reporting of Monarch Casino & Resort, included in the Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Las Vegas, NV

March 15, 2010